Exhibit 10.1
Amendment to
AMENDED AND RESTATED Employment Agreement
This Amendment (this “Amendment”) to the Amended and Restated Employment Agreement between Gary H. Schoenfeld (Executive) and Pacific Sunwear of California, Inc. (the “Company”) dated March 20, 2012 (the “Agreement”) is made as of February 4, 2015.
For and in consideration of the promises and the mutual covenants and agreements in the Agreement and herein, the parties agree to amend the Agreement as follows:
1.Annual Bonus. The second sentence of Section 3(b) of the Agreement is hereby amended by adding the following at the end thereof:
“; provided, however, that starting with the 2015 fiscal year, Executive’s Target Annual Bonus will be 125% of Base Salary with a maximum Annual Bonus of 250% of Base Salary if the Company reaches its established stretch target for the applicable fiscal year.”
2.Termination Due to Death or Disability. The following will be inserted as a new sentence at the end of Section 5(b) of the Agreement:
“In addition, in the event of a termination of employment hereunder due to Executive’s death or Disability (and subject to Section 6(c) in the event of a termination of employment due to Disability), Executive or his estate shall be entitled to receive the severance benefits set forth in Sections (6)(b)(i) through 6(b)(iv) to be paid at the times and in the manner provided in Section 6(d).”
3.Form and Timing of Severance Payments. The following will be inserted as new Section 6(d)(vi) of the Agreement:
“(vi) Notwithstanding Section 6(d)(i), to the maximum extent permissible under the short-term deferral exception under Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) or any other provision of Section 409A of the Code and the regulations thereunder, the payments described in Sections 6(b)(i) and 6(b)(ii) will be paid in cash in a lump sum not more than seventy-four (74) days following Executive’s Separation From Service. Any amount that cannot be paid in a lump sum pursuant to the preceding sentence will be paid in a series of twelve (12) substantially equal monthly installments in accordance with Section 6(d)(i).”
4.Capitalized terms not otherwise defined herein will have the same meaning as in the Agreement. Except as otherwise expressly amended herein, the Agreement will remain in full force and effect.
5.This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereby execute this Amendment as of the day and year first written above.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

By:	/S/ Craig E. Gosselin
Name:	Craig E. Gosselin
Title:	Senior Vice President and General Counsel

GARY H. SCHOENFELD

/S/ Gary H. Schoenfeld